Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the “Second Amendment”) is made and entered by and between Nano-X Imaging Ltd. a limited company incorporated and existing under the laws of the State of Israel, registration no. 515942076, with its registered office at Neve Ilan, Communication Campus, ISRAEL (the “Buyer”), and Nanox Imaging Plc, a limited company incorporated and existing under the laws of the State of Gibraltar, with its registered office at 50 Town Range, Suite 7B and 8B, Gibraltar GX111AA (the “Seller”), to be effective as of September 3, 2019 (the “Effective Date”).

Terms not defined herein shall have the meaning ascribed to them under that certain Asset Purchase Agreement entered between the Seller and the Buyer on the 3rd day of September 2019 (the “Asset Purchase Agreement”);

WHEREAS, the Seller and the Buyer are parties to the Asset Purchase Agreement, according to which the Seller sold to the Buyer the Assets (as such term is defined under the Asset Purchase agreement); and

WHEREAS the consideration for the sale of the Assets has been defined under the Asset Purchase Agreement as the “Purchase Price” which has been determined according to Section 3.1 of the Asset Purchase Agreement to be an amount that reflects (i) the fair market value of the Assets (without taking into account the Cash Amount) based on an independent valuation conducted by S-Cube Financial Consulting Ltd. on December 16, 2018, which has been attached as Exhibit C to the Asset Purchase Agreement, plus (ii) the Cash Amount; and

WHEREAS according to the independent valuation conducted by S-Cube Financial Consulting Ltd. which has been attached as Exhibit C to the Asset Purchase Agreement, the fair market value of the Assets is an amount of USD$6,127,000 (hereinafter, the “Assets Valuation”); and

WHEREAS the Seller and the Buyer have previously entered into a First Amendment to the Asset Purchase Agreement (the “First amendment”) in order to amend correct certain typo and to properly reflect the total consideration for the sale of the Assets, which is an amount that is clearly resulting from the provisions of Section 3.1 according to which the Purchase Price includes the Assets Valuation plus the Cash Amount;

WHEREAS the Cash Amount, as such term is defined under the Asset Purchase Agreement, is an amount of USD$7,183,943.30; and

WHEREAS, as a result of the foregoing, the total consideration for the sale of the Assets, which was defined under the Assets Purchase Agreement and was amended by the First Amendment as the “Purchase Price” is an amount of USD$13,310,943.30; and

WHEREAS it was mistakenly indicated in Section 3.1 of the Asset Purchase Agreement that the Purchase Price, i.e., the total consideration for the sale of the Assets is an amount of USD$6,127,000 (which is the amount of the Assets Valuation without the Cash Amount) instead of an amount of USD$13,310,943.30 (which is the amount of the Assets Valuation plus the Cash Amount); and

WHEREAS the parties would like to properly reflect the total consideration for the sale of the Assets, which is an amount that is clearly resulting from the provisions of Section 3.1 and the amendment according to which the Purchase Price includes the Assets Valuation plus the Cash Amount;

NOW, THEREFORE, in consideration of the mutual promises, undertakings and agreements set forth herein, the parties hereby agree as follows:

1.	Amendment

The parties agree that Section 3.1 of the Asset Purchase Agreement shall read as follows:

“Purchase Price. In consideration for the sale of the Assets, Buyer shall pay to Seller an amount of US$ 13,310,943.30 (the “Purchase Price”), which reflects the fair market value of the Assets (without taking into account the Cash Amount) based on an independent valuation conduct by S-Cube Financial Consulting Ltd. dated December 16, 2018, attached as Exhibit C hereto, plus the Cash Amount”.

3.	Entire Agreement

Subject to Section 1 of this Second Amendment, the First Amendment and the Asset Purchase Agreement,  and all its provisions shall continue to be in full force and effect upon the parties thereof and hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives with effect as of the Effective Date.

NANO-X IMAGING LTD.		NANOX IMAGING PLC

By:	/s/ Ran Poliakine	By:	/s/ Ran Poliakine
Name:	Ran Poliakine	Name:	Ran Poliakine
Title:	CEO	Title:	CEO